EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Washington Trust Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-107141, 333‑72277, 333‑48315, 333‑13167, 033‑23048, 333-146388 and 333-160298) on Forms S-8 and in the registration statements (Nos. 333‑13821, 033‑28065, 333-42502 and 333-154521) on Forms S-3 of Washington Trust Bancorp, Inc. and subsidiaries of our reports dated March 7, 2012, with respect to the consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three‑year period ended December 31, 2011, and effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10‑K of Washington Trust Bancorp, Inc.

As discussed in Note 4 to the consolidated financial statements, as of January 1, 2009, the Corporation changed its method of evaluating other-than-temporary impairments of debt securities to comply with new accounting requirements issued by the FASB.

/s/ KPMG LLP

Providence, Rhode Island
March 7, 2012